EXHIBIT 10.4

FORM OF ASSIGNMENTS OF PATENTS,

TRADEMARKS AND LICENSES

THIS ASSIGNMENT OF PATENTS, TRADEMARKS AND LICENSES (this “Assignment”), is entered into as of                  , 2005 among Starcraft Corporation, an Indiana Corporation (“Starcraft”), Kelly L. Rose (“Rose”), and Starcraft Mark Holding Company, Inc. (“SMHC”), an Indiana Corporation, and an affiliate of Rose. The effectiveness of this Assignment shall occur on the “Effective Date,” as such term is defined in that certain Separation Agreement, dated as of                  , 2005, by and between Starcraft Corporation and Rose (the “Separation Agreement”), to which this Assignment is attached as Exhibit 3.2(d), conditioned upon Rose making arrangements reasonably acceptable to Starcraft for the satisfaction of applicable income, employment and other tax withholding obligations in connection with this Assignment. For the avoidance of doubt, this Assignment shall not become effective or legally binding until such time that the Separation Agreement becomes effective in accordance with its terms. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Separation Agreement.

In consideration of the sum of Ten Dollars ($10.00), the mutual promises set forth herein and in the Separation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Starcraft and SMHC agree as follows:

1. Assignment of Trademarks. Starcraft hereby assigns to SMHC, as of the Effective Date, Starcraft’s entire right, title and interest in and to the trademarks, service marks and logos set forth on Schedule A attached hereto (the “Trademarks”), together with (a) all national, foreign and state registrations, applications for registration and renewals and extensions thereof; (b) all common law rights related thereto; (c) all goodwill associated therewith; and (d) all benefits, privileges, causes of action and remedies relating to any of the foregoing accrued as of the Effective Date and thereafter (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions, to sue for all present or future infringements or other violations of any rights in the Trademarks, and to settle and retain proceeds from any such actions).

2. Assignment of Patents. Starcraft hereby assigns to SMHC, as of the Effective Date, Starcraft’s entire right, title and interest in and to the patents (and patent applications, if any) set forth on Schedule A attached hereto (the “Patents”), together with (a) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing, (b) all benefits, privileges, causes of action and remedies relating to any of the foregoing accrued as of the Effective Date and thereafter (including, without limitation, the exclusive rights to apply for and maintain all such Patents, applications, renewals and extensions, to sue for all present or future infringements or other violations of any rights in the Patents, and to settle and retain proceeds from any such actions).

3. Title to Intellectual Property. Starcraft represents and warrants to SMHC that as of the Effective Date: (a) Starcraft is the owner of the Trademarks and Patents, and (b) to the knowledge of Starcraft (which does not have an obligation to investigate), there are no pending claims, actions or judicial or other adversary proceedings involving any Trademarks or Patents, and that the Trademarks and Patents are free and clear of liens. SMHC acknowledges that Starcraft owns the Patents and the Trademarks. SMHC shall not contest Starcraft’s title to or the validity of the Patents or Trademarks.

4. License Back. SMHC agrees to grant to Starcraft, effective on the Effective Date, a non-exclusive, royalty-free, paid-up, transferable (in accordance with Section 10 hereof) worldwide right and license to use, reproduce and display the all iterations and versions of the “STARCRAFT” trademark, “STARCRAFT and S” logo, and “S LOGO” trademark which are set forth on Schedule A: (1) as a trademark, tradename, trade logo and/or corporate name and identifier; (2) in and as a domain name, including without limitation within SMHC’s website(s);

(3) in connection with automotive vehicle design, integration and manufacturing for new OEM body styling, mid-cycle enhancements, specialty products and engines and drive trains and components and parts therefore; and (4) otherwise in connection with Starcraft’s Business as conducted prior to and after the Effective Date, provided that the transfer of the License Agreements pursuant to Section 5 below shall not be effected by the foregoing license. The foregoing license shall be subject to the reasonable terms and conditions mutually agreed in writing by Starcraft and SMHC, and the parties hereby agree that the effectiveness of this Assignment will be conditioned on Starcraft’s and SMHC’s agreement of such terms and conditions.

5. Assignment of License Agreements. Starcraft hereby assigns to SMHC, as of the Effective Date, Starcraft’s rights and obligations under the License Agreements set forth on Schedule A (the “License Agreements”) to the extent that such assignment is not prohibited by the terms and conditions set forth in the License Agreements. SMHC acknowledges and agrees that it has received and reviewed copies of the License Agreements and that Starcraft shall not be liable in any way to SMHC under this Assignment or otherwise if the assignment of the License Agreements is deemed void under applicable law or under the terms and conditions of such License Agreements.

6. Independent Relationship. SMHC is an independent entity relative to Starcraft, and not an employee, partner, agent, franchisee, or joint venturer for any purpose. No agent, employee, or servant of SMHC shall be or shall be deemed to be the employee, agent, or servant of Starcraft. Neither SMHC nor any of its officers, directors, employees, or agents shall have, nor shall any one of them represent themselves as having, any authority to make contracts in the name of any authority to bind Starcraft in any manner, or to make warranties on guarantees in the name of or binding on Starcraft, or on Starcraft’s behalf, including without limitation in connection with the Patents, Trademarks or Assignments.

7. Assumption and Indemnification.

(a) SMHC assumes and agrees to perform and discharge each and all of Starcraft’s obligations and liabilities under the License Assignments, beginning as of the Effective Date. SMHC agrees to defend, indemnify and hold Starcraft harmless from and against all claims, demands, causes of action, suits, damages, expenses (including without limitation reasonable attorney’s fees and costs) and all other liabilities (collectively, “Liabilities”) arising out of (I) the License Agreements as of the Effective Date and thereafter, and (II) SMHC’s and its licensees’ assignees’, agents’ and designees’ use of the Trademarks and Patents after the Effective Date. Starcraft agrees to defend, indemnify and hold SMHC harmless from claims and against all Liabilities arising out of (x) the License Agreements prior to the Effective Date and (y) Starcraft’s use of the Trademarks and Patents prior to the Effective Date.

(b) The foregoing indemnification obligations are conditioned upon the indemnified party (i) giving notice to the indemnifying party of such Liability as soon as reasonably practicable upon becoming aware of the same; and (ii) providing assistance and information in the defense and/or settlement of the claim or action to which such Liability relates. In no event shall the indemnifying party enter into any settlement or agree to any disposition, without the prior written consent of the indemnified party, that (x) contains an admission of liability or wrongdoing on the part of the indemnified party or otherwise prejudices the rights of the indemnified party; or (y) imposes a material obligation on the indemnified party that is not wholly discharged by the indemnifying party.

8. Applicable Law. This Assignment shall be governed by the laws of the State of Indiana applicable to contracts made and to be wholly performed in the State of Indiana. Any and all litigation between the parties pertaining to or arising out of this Assignment or the transactions provided for in it, shall be brought and maintained only in the courts of the State of Indiana (including federal courts sitting in the State of Indiana) and the parties irrevocably consent to the subject matter and personal jurisdiction of such courts and waive all rights to a trial by jury as to all or any part of any such litigation.

9. Waiver. Failure of either party to insist on strict compliance with any of the provisions of this Assignment shall not constitute waiver of that party’s right to demand later compliance with the same or other provisions of this Assignment.

10. Binding Effect. Neither party shall have the right to assign this Assignment, whether by contract, operation of law or otherwise, without the other party’s prior written consent. Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the permitted successors and assigns to the parties hereto.

11. Maintenance Fees. Starcraft agrees to reimburse SMHC for all reasonable out-of-pocket expenses, fees and costs incurred by SMHC for the maintenance and renewal of the trademarks and Patents for a          year period beginning on the Effective Date. When requesting reimbursement, SMHC shall submit to Starcraft in writing an itemized list of such expenses, fees and costs, and shall provide supporting documentation if requested by Starcraft. SMHC shall be responsible for, and shall pay any and all expenses, fees and costs relating to the Trademarks and Patents, subject to the reimbursement provided for above. SMHC shall be responsible for all expenses, fees and costs relating to the defense and enforcement of the rights relating to such Trademarks and Patents. The parties acknowledge and agree that, as of the Effective Date and other than for the reimbursement described above, Starcraft shall have no obligation to SMHC or any third party to maintain, renew, defend or enforce the Trademarks and/or Patents or any rights relating thereto, or to make any filings in connection with the Trademarks and Patents.

12. Filings. The parties agree to reasonably execute, file, and record such instruments as are necessary to perfect SMHC’s rights in the Trademarks and Patents, at SMHC’s expenses.

13. Entire Agreement. This Assignment is the entire agreement between the parties regarding the Trademarks and Patents, and supercedes all previous agreements. Specifically, no intellectual property rights, other than the specified rights in the Trademarks and Patents set forth in this Assignment, are conveyed or are intended to be conveyed from Starcraft to SMHC.

14. Tax Matters.

(a) An Appraisal (as such term is defined in the Separation Agreement) of the Patents, Trademarks, and License Assignments will be completed prior to the “Effective Date,” as defined in the Separation Agreement, pursuant to the terms of the Separation Agreement. Unless and until there has been a “determination,” as defined in Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”), to the contrary, the parties agree that the value of the Patents, Trademarks, and License Assignments shall be determined in accordance with the Appraisal for applicable Tax (as defined below) purposes (the “IP Assignment Tax Purchase Price”). As soon as practicable following receipt of the Appraisal, the parties shall agree upon an allocation of the IP Assignment Tax Purchase Price, among the various classes of the Patents, Trademarks, and License Assignments (as such classes are defined for the purposes of Section 1060 of the Code). All allocations made pursuant to this Section 14(a) shall be made in accordance with the requirements of Section 1060 of the Code. SMHC and Starcraft shall not take a position on any Tax Return (as hereinafter defined) (including IRS Form 8594), before any governmental authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other such other party or unless specifically required pursuant to a determination by an applicable governmental authority. SMHC and

Starcraft shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

(b) Subject to the terms and provisions hereof, the parties will cooperate fully with each other in connection with (i) the preparation and filing of any Tax Returns of Starcraft or SMHC relating to any period, and (ii) any audit examination by or litigation or controversy arising with any governmental authority with respect to any Tax Return referred to in clause (i). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials necessary or helpful for the preparation and filing of any such Tax Return or the reasonable defense against assertions of any taxing authority as to any such Tax Return relating to any period.

(c) For purposes of this Assignment, (i) “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected; and (ii) “Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

15. Representations, Covenants and Warranties of Starcraft Starcraft represents, covenants and warrants to SMHC as follows:

(a) Starcraft is a corporation duly organized and validly existing under the laws of Indiana, and is authorized to conduct business in the State of Indiana. Starcraft has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Assignment.

(b) The execution, delivery and performance of this Assignment and all other writings relating to it by Starcraft have been duly and validly authorized by all necessary corporate action, including action by its Board of Directors. This Assignment constitutes the valid and binding obligation of Starcraft enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors’ generally, or the application of general principles of equity. Neither the execution and delivery of this Assignment nor the consummation by Starcraft of the transactions contemplated in it, nor compliance by Starcraft with any of its provisions, will: (a) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Starcraft; (b) to Starcraft’s knowledge, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (c) to Starcraft’s knowledge, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Starcraft is a party or by which it or its assets or properties may be bound.

(c) All representations and warranties made in this Assignment; (i) are made as of the date of this Assignment unless a different date is specified in them, and do not constitute representations, warranties or Assignments about any facts, events or legal results at any time after the date of the Closing; (ii) shall be deemed made as of the Closing; and (iii) shall survive the consummation of the transactions provided for in this Assignment, without regard to any knowledge of SMHC.

(d) Starcraft has no liability to pay any finder’s fee or brokerage commission, or similar fee or commission, with respect to the transactions contemplated by this Assignment for which SMHC could become liable or obligated.

16. Representations and Warranties of SMHC SMHC represents, covenants and warrants to Starcraft:

(a) SMHC is a corporation duly organized and validly existing under the laws of Indiana, and is authorized to conduct business in the State of Indiana. SMHC has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Assignment.

(b) The execution, delivery and performance of this Assignment and all other writings relating to it by SMHC have been duly and validly authorized by all necessary corporate action, including action by the Board of Directors. This Assignment constitutes the valid and binding obligation of SMHC enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors’ generally, or the application of general principles of equity. Neither the execution and delivery of this Assignment nor the consummation by SMHC of the transactions contemplated in it, nor compliance by SMHC with any of its provisions, will: (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of SMHC; (ii) to SMHC’s knowledge, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) to SMHC’s knowledge, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which SMHC is a party or by which it or its assets or properties may be bound.

(c) All representations and warranties made in this Assignment by SMHC; (i) are made as of the date of this Assignment unless a different date is specified in them, and do not constitute representations, warranties or Assignments about any facts, events or legal results at any time after the date of the Closing; (ii) shall be deemed made as of the Closing; and (iii) shall survive the consummation of the transactions provided for in this Assignment, without regard to any knowledge of the Starcraft.

17. Definitions. The following words and phrases have the following meanings for purposes of this Assignment:

“knowledge” - an individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.

18. Notices. Any notice under this Assignment to SMHC or to Starcraft shall be in writing and, (a) if delivered by hand, shall be deemed to have been given when delivered (b), if mailed, shall be deemed to have been given on the earlier of receipt or three (3) business days after the date when sent by registered or certified United States Mail, postage prepaid, return receipt requested (c) if sent by reputable national overnight courier service, shall be deemed to have been given on the earlier of receipt or the next business day after the date sent, freight prepaid, in each case addressed to SMHC or Starcraft or other holder at its address shown below or at such other addresses as such party may, by written notice to the other, have designated as its address for such purposes.

If to Purchaser:	Starcraft Mark Holding Company, Inc.

Attn: Kelly Rose

If to Seller:	Starcraft Corporation 1123 South Indiana Avenue Goshen, IN 45627

Attn: Michael H. Schoeffler

[END OF PAGE]

IN WITNESS WHEREOF the parties have duly executed this Assignment of Intellectual Property effective the Effective Date on this              day of                     , 2005.

STARCRAFT CORPORATION

By:
Michael H. Schoeffler, Co-CEO

STARCRAFT MARK HOLDING COMPANY, INC.

By:
Kelly L. Rose, President

APPROVED AND CONSENTED:

KELLY L. ROSE, individually

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